Exhibit 99.3

Astra Employee Email

All,

I’m excited to share some news with you. Today, we announced that Astra will become the first publicly traded space launch company on The Nasdaq Stock Market through a strategic combination with Holicity, a special purpose acquisition company (“SPAC”).

As part of the transaction and upon closing, the combined company will have a pro-forma enterprise value of $2.1 billion with $500 million raised, including $300 million in cash in trust and a $200M PIPE led by BlackRock-managed funds and accounts.

How will this affect you? While we’ll need to adjust some of our operations and finances to comply with the procedures of a public company listed on a national stock exchange, our company culture, mission, and strategy will remain the same. We’re focused on our mission of improving life on Earth from space and providing daily, low-cost and global access from anywhere on Earth to anywhere in space. This transaction takes us one step closer to achieving our mission.

As news about this announcement emerges, I encourage you to communicate it positively with family, friends and customers.

Below please find some frequently asked questions that we hope will address some of your initial questions and/or concerns. Please don’t hesitate to contact me or the leadership team as additional questions arise in the coming days and weeks. We will host a short all-hands call on Tuesday to go over this announcement. A tremendous amount of work has gone into helping us achieve this milestone, so thank you to our colleagues who have been dedicated to getting this across the finish line. It’s a significant accomplishment and it’s due to all of your great work. I’m proud of our team!

Chris

FAQ

Q: What is a SPAC?

A: “SPAC” stands for Special Purpose Acquisition Company. A SPAC is a publicly traded company created for the purpose of acquiring or merging with an existing private company, like Astra, to take it public.

Q: Are we being acquired? Will the company’s name stay the same?

A: Upon completion of the transaction, the combined company will operate as Astra. The publicly traded entity will be listed on The Nasdaq Stock Exchange under the ticker symbol “ASTR”.

Q: When will we go public?

A: The next step in our strategic business combination involves Holicity submitting certain filings to the Securities and Exchange Commission (SEC), which will provide additional information to Holicity’s stockholders and the public about the transaction and the company going forward. The SEC will then engage in a comment and review process involving the proposed disclosure related to our business combination. Once the SEC review process is complete, and subject to certain other closing conditions of the transaction, we expect to complete the merger with Holicity and become a publicly traded company with securities listed on Nasdaq in the first half of 2021.

Q: Can we buy stock in the Holicity SPAC while we are waiting to complete the merger and become public?

A: Due to securities law requirements and considerations, you and your family members should not purchase securities of the SPAC (either directly or through someone doing it on your behalf).

Q: Does this change our valuation?

A: Yes, the Pro Forma enterprise value of the company is $2.1 billion, with the combined company expected to have an estimated $500 million in cash after closing.

Q: What does this mean in terms of our individual equity in the company?

A:  Individual employee equity agreements will remain in place. Astra stock options, whether or not vested, will be converted into stock options to purchase shares of the public company’s stock as part of the transaction. Options will be converted on what is expected to be approximately a one-for-0.66 basis per share, rounded down to the nearest whole number of shares.

More information regarding equity once Astra is a public company, including the exercising of options, liquidity, lockup, buying shares, etc., will be addressed in the coming weeks.

Q: How does this change our jobs until we go public?

A: It doesn’t. Now more than ever it’s critically important that everyone remain focused on delivering upon our near- and long-term goals. In the initial period after the announcement of the business combination and later as a public company, compliance with company policies, especially those involving communicating with the press and trading in the company’s securities, will become extremely important. A special project team will work through public company-readiness requirements. More information on this topic will be provided to employees before the closing.

Q: Will my job go away? Will my duties change? Will any offices close?

A: The company structure, employee reporting lines, and office locations will remain in place through this transition.

Q: Will my benefits or salary change?

A: No, employee payroll, benefits, and 401k will not change as a result of this transition. Please reach out to Laurel with questions on this topic.

Q: Will leadership change? What about the Board of Directors?

Astra’s executive officers will continue in their roles after the closing. The combined company will continue to be led by Founder and CEO Chris Kemp. It is expected that Craig McCaw, Holicity’s co-Founder, Chairman and CEO, will join Astra’s board of directors.

Q: Can I tell others about this news?

A: We’re glad you’re excited and enthusiastic about this news -- it’s a big moment for Astra! You’re welcome to share what is already public with friends and family. Chris, Martin and our communications team will be addressing all inquiries from and announcements to our partners, suppliers or customers. If you have questions, or if our partners, suppliers or customers contact you with questions, please reach out to press@astra.com

Q: Can I share this on my social media?

A: We encourage employees to post to their social media accounts, following the below guidelines, and using the sample post provided.

Guidelines for Social Media Posts: Feel free to link to the press release on your social media channels -- using the title or a direct quote from the press release as your caption, plus tagging Astra. You are also welcome to ‘like’ and repost any of our social media posts that link to the press release. We kindly ask that you refrain from commenting on the deal if you choose to post on social media. The only language approved is what’s written in the press release.

Q: If someone I don’t know reaches out to me with questions about the news, what should I do?

A: If anyone you do not know reaches out to you with questions about this news, please do not respond, even if you think you know the answer. Instead, please reach out to press@astra.com immediately and we will provide guidance.

Participants in the Solicitation

Holicity, Astra and their respective directors and executive officers, under SEC rules, may be deemed participants in the solicitation of proxies from Holicity’s stockholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in Holicity will be contained in the Registration Statement for the business combination, when available, and will be available free of charge at the SEC’s web site at www.sec.gov. Additional information regarding the interests of such participants will be contained in the Registration Statement when available.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.